Putnam Dynamic Asset Allocation Conservative Fund, September 30,
2016, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 9,320
Class B	 234
Class C	 1,227
Class M	 194

72DD2 (000s omitted)

Class P  107
Class R	 123
Class R5 16
Class R6 992
Class Y	 3,750

73A1

Class A	 0.192
Class B	 0.117
Class C	 0.119
Class M	 0.144

73A2

Class P  0.018
Class R	 0.167
Class R5 0.224
Class R6 0.230
Class Y	 0.217

74U1 (000s omitted)

Class A	 50,384
Class B	 2,060
Class C	 12,726
Class M	 1,647

74U2 (000s omitted)

Class P  6,920
Class R	 1,041
Class R5 80
Class R6 6,888
Class Y	 17,108

74V1

Class A	 10.32
Class B  10.23
Class C  10.19
Class M	 10.20

74V2

Class P  10.35
Class R  10.60
Class R5 10.35
Class R6 10.35
Class Y	 10.35

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.